                                                                    EXHIBIT 99.2


                                  NEWS RELEASE


[U.S. VISION LOGO]

                                                  For:  U.S. Vision, Inc.
                                              Contact:  William A. Schwartz, Jr.
                                                        Chief Executive Officer
                                                               (856) 228-1000

                              FOR IMMEDIATE RELEASE


                   U.S. VISION ANNOUNCES THIRD QUARTER RESULTS

         Glendora, NJ, November 28, 2001 - U.S. Vision, Inc. (Nasdaq: USVI) today announced financial results for the third quarter ended October 31, 2001.

         Net sales for the three months ended October 31, 2001 decreased 8.5% to $34.2 million compared to $37.4 million for the same period last year. The decrease was due to the closing of 84 unproductive stores and a 2.7% decrease in comparable store sales. The Company reported a net loss for the third quarter of $773,000, or $0.10 per share, compared to net income of $1.4 million, or $0.17 per share, in the third quarter of last year.

         Net sales for the nine months ended October 31, 2001 declined 10.0% to $104.5 million compared to $116.1 million for the same period last year. The decline was due to the closing of 110 unproductive stores and a 3.1% decrease in comparable store sales. Net income for the nine months ended October 31, 2001, was $508,000, or $0.06 per share, compared to $4.7 million, or $0.60 per share, for the same period last year.

         The prior year results benefited from the capitalization of certain costs (including salaries and interest expense) incurred in connection with the development of our point of sales system. Excluding the impact of those costs and the expenses incurred in connection with the proposed merger of the Company with the NOROB Group, Inc., the loss for the current quarter would have been $192,000 and net income for the nine month period would have been $2.2 million. The Company announced earlier this week that the proposed merger with NOROB has been terminated.

         Commenting on the results, William A. Schwartz, President and Chief Executive Officer, stated, "A weak year for most of retail, including the optical industry and U. S. Vision was compounded by the events of September 11th, but through the nine months ending October 31, 2001 we had decreased SG&A expenses by $4.2 million. Cost of sales as a percentage of net sales for the nine months ended October 31, 2001 decreased by 0.2% due to preemptive action taken by management. However the positive benefits of these initiatives on our results were overwhelmed by the negative impact on sales and margins due to September 11th and its aftermath."


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         Mr. Schwartz concluded, "As a result of the events of September 11th and the slowdown in the economy, management has taken a number of actions to reduce costs and improve profitability. Such actions include price increases, closing unprofitable stores, staff reductions, pay freezes, unpaid leaves, department consolidations, and reductions in travel and advertising. Due to the timing of these actions, the benefits are not expected to begin to be realized until the first quarter of fiscal 2002."

         U.S. Vision also announced that Carmen J. Nepa III has been named Chief Financial Officer of the Company. Mr. Nepa joins U.S. Vision from the Philadelphia office of Ernst & Young, the Company's independent auditors.

         U.S. Vision's management will conduct a conference call today at 4:30 P.M. (EST) to discuss the third quarter results. The dial-in number for that call is 212-896-6076. A replay of the conference call will be available from 6:30 PM (EST) on Wednesday, November 28, 2001, through 6:30 PM (EST) on Friday, November 30, 2001, and the replay dial-in number is 858-812-6440 (access code 20007761).

         U.S. Vision is a leading national retailer of optical products and services primarily through licensed retail optical departments located in regional and national department stores. The Company currently operates approximately 618 locations in 47 states in the United States and Canada. U.S. Vision's retail optical departments offer an extensive selection of designer brand and private label prescription eyewear, contact lenses, sunglasses and accessories, as well as on-site eye examinations performed by independent optometrists.

This press release contains statements that are forward-looking within the meaning of applicable federal securities laws including but not limited to statements regarding the Company's expectations concerning its financial performance and operations. These statements are based on the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause the actual results to differ materially from those anticipated. Factors that could cause actual results to differ include the factors set forth under the caption "Caution Regarding Forward Looking Statements" in the Company's Annual Report on Form 10-K for fiscal year ended January 31, 2001 and as they may be updated in any subsequent Quarterly Reports on Form 10-Q, all as filed with the Securities and Exchange Commission.

                               (Tables to Follow)


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                                U.S. Vision, Inc.
                      Consolidated Statements of Operations
                (Dollars in thousands, except per share amounts)


                                                        Three Months Ended                  Nine Months Ended

                                                            October 31,                        October 31,
                                                       2001              2000             2001             2000
                                                   ------------      ------------     ------------     ------------
Net sales                                          $     34,231      $     37,395     $    104,507     $    116,060
Cost of sales                                            10,314            11,143           31,441           35,158
                                                   ------------      ------------     ------------     ------------
Gross profit                                             23,917            26,252           73,066           80,902
Operating expenses:
    Selling, general and
     administrative                                      23,154            23,633           67,756           72,022
     expenses
    Depreciation and amortization                         1,312             1,135            3,961            3,628
                                                   ------------      ------------     ------------     ------------
                                                         24,466            24,768           71,717           75,650
                                                   ------------      ------------     ------------     ------------
                OPERATING INCOME (LOSS)                    (549)            1,484            1,349            5,252
Interest expense, net                                       224                91              800              338
                                                   ------------      ------------     ------------     ------------
Income (loss) before income tax provision                  (773)            1,393              549            4,914
Income tax provision                                          0                35               41              217
                                                   ------------      ------------     ------------     ------------
Net income (loss)                                  $       (773)     $      1,358     $        508     $      4,697
                                                   ============      ============     ============     ============

Net income (loss) per share - diluted              $      (0.10)     $       0.17     $       0.06     $       0.60
                                                   ============      ============     ============     ============


Shares used in computing
   net income (loss) per share - diluted              7,802,942         7,855,476        7,952,893        7,820,453
                                                   ============      ============     ============     ============



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                                U.S. Vision, Inc.
                           Consolidated Balance Sheets
                             (Dollars in thousands)




                                                                   October 31,      January 31,
                                                                       2001             2001
                                                                   -----------      -----------
Assets
Current assets:
     Cash                                                          $       537      $       240
     Accounts receivable                                                11,450           10,879
     Inventory                                                          20,752           20,954
     Other                                                                 931            1,130
                                                                   -----------      -----------
Total current assets                                                    33,670           33,203

Property, plant, and equipment, net                                     39,008           40,524

Goodwill, net                                                            6,095            6,356

Other assets                                                               630              995
                                                                   -----------      -----------
                                                                   $    79,403      $    81,078
                                                                   ===========      ===========

Liabilities and stockholders' equity
Current liabilities:
     Accounts payable-trade                                        $     5,944      $     4,865
     Accrued expenses and other                                          5,351            6,483
     Current portion of obligations under capital lease                  1,025              945
     Current portion of long-term debt                                     364              450
                                                                   -----------      -----------
Total current liabilities                                               12,684           12,743

Obligations under capital lease                                          1,734            2,272
Long-term debt, less current portion                                    14,662           16,112
Other long-term liabilities                                                369              505

Stockholders' equity:
     Common stock                                                           78               78
     Additional paid-in capital                                        115,766          115,766
     Accumulated deficit                                               (65,890)         (66,398)
                                                                   -----------      -----------
Total stockholders' equity                                              49,954           49,446
                                                                   -----------      -----------
                                                                   $    79,403      $    81,078
                                                                   ===========      ===========